EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Xenon Pharmaceuticals Reports 2015 Financial Results and Provides Corporate Update

Significant Progress in Proprietary Development Pipeline and Partnered Programs

Initiated Phase 2 Trial of XEN801 in Moderate to Severe Acne; Results Anticipated in Fourth Quarter of 2016

BURNABY, British Columbia, March 8, 2016 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the year ended December 31, 2015, and provided a corporate update for 2016.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, “In 2015, we executed well on our pipeline, partnering, and financial management strategies, while continuing to operate in a capital efficient manner in order to achieve our near-term goals. We anticipate multiple milestones in 2016, including data read-outs and pipeline progress as well as the identification of novel targets to fuel expansion of our development portfolio. We believe that our business model of leveraging partnerships to participate in large market indications, such as pain, combined with our focus on rare or orphan indications in our proprietary programs, such as severe childhood epilepsy disorders, enables us to pursue multiple, diverse therapeutic and commercial opportunities.”

Achievements and Anticipated Milestones

Proprietary Pipeline

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XEN801 is a topical stearoyl Co-A desaturase-1, or SCD1 inhibitor, being developed for the treatment of moderate to severe acne. Data from the Phase 1 clinical trial completed in December 2015 supported progressing to a Phase 2 clinical trial, which was initiated in February 2016. The Phase 2 clinical trial is a randomized, double-blind, multi-center, vehicle-controlled, parallel-group study designed to evaluate the efficacy, safety, tolerability and systemic exposure of XEN801 for the treatment of moderate to severe facial acne. Xenon expects to enroll approximately 150 patients with moderate to severe acne, with topline results expected in the fourth quarter of 2016. By targeting a reduction in the size and number of sebaceous glands, thereby reducing sebum production, the Company believes XEN801 is a promising, novel treatment for acne, which could be better tolerated and without the serious side effects that often limit the use of currently approved retinoid treatments.

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Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of rare childhood epilepsy disorders – such as Dravet Syndrome, an orphan disease of severe childhood epilepsy – continues to progress, and results from early in vivo studies have been encouraging. Xenon expects to identify a development candidate in 2016 and file an investigational new drug (IND) application in the first half of 2017.

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Xenon will continue to leverage its drug discovery platform to identify validated drug targets and develop new product candidates, and expects to provide updates as new drug discovery programs advance in 2016.

Partnered Programs

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Xenon's partner Genentech, a member of the Roche Group, is currently conducting two Phase 1 clinical trials for GDC-0276 and GDC-0310, which are both oral, selective Nav1.7 small-molecule inhibitors being developed for the potential treatment of pain. Both Phase 1 clinical trials are ongoing, and pending a full assessment of the results, Genentech intends to initiate a Phase 2 clinical trial in 2016.

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Xenon’s second research collaboration with Genentech is focused on the discovery of novel pain targets in rare human pain disorders where individuals have either an inability to perceive pain or where individuals have non-precipitated spontaneous severe pain. In September 2015, Xenon announced the successful discovery and identification of a novel pain target, which triggered a milestone payment from Genentech.

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Xenon's partner Teva Pharmaceutical Industries Ltd. is conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in patients with post-herpetic neuralgia, with results expected in the second half of 2016.

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Xenon is eligible to receive a royalty on commercial sales of Glybera®, which is licensed to uniQure Biopharma B.V. for the treatment of the orphan disorder lipoprotein lipase deficiency. The first patient treated with Glybera as a commercially-available gene therapy was announced by uniQure in November 2015 and enabled by its commercialization partner in the EU, Chiesi Farmaceutici S.p.A.

2015 Financial Results

Cash and cash equivalents and marketable securities as of December 31, 2015 were $58.7 million, compared to $84.0 million as of December 31, 2014. There were 14,385,336 common shares outstanding as of December 31, 2015.

For the year ended December 31, 2015, Xenon reported total revenue of $15.6 million, compared to $28.4 million for the same period in 2014. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The decrease of $12.8 million was primarily attributable to a $7.9 million milestone payment received from Genentech in 2014 and revenue recognized relating to the upfront payment from the December 2011 collaborative development and license agreement with Genentech which was fully recognized by December 2014. The remaining decrease was due to less full time equivalent funding from Genentech and Teva and the change in the foreign exchange rate between the U.S. and Canadian dollar.

Research and development expenses for the year ended December 31, 2015 were $15.2 million, compared to $11.8 million for the same period in 2014. The increase of $3.4 million was primarily attributable to an increase in spending on XEN801 in preparation for clinical development which began in September 2015 and the Nav1.6 sodium channel inhibitor program, partially offset by decreases in Teva and Genentech collaboration expenses.

General and administrative expenses for the year ended December 31, 2015 were $9.8 million, compared to $5.5 million in 2014. During 2015, a $1.7 million expense was recognized due to the change in fair value of our liability classified stock options granted to directors and certain consultants until the options were reclassified back to equity in September 2015. The remaining increase was primarily attributable to additional expenses incurred as a public company and acceleration of stock based compensation expense for certain consultants.

Other expenses for the year ended December 31, 2015 were $6.4 million, compared to other income of $1.9 million for the same period in 2014. The change of $8.3 million was primarily attributable to unrealized foreign exchange losses arising from the translation of Canadian denominated balances to U.S. dollars as a result of the functional currency change to U.S. dollars from Canadian dollars on January 1, 2015.

Net loss for the year ended December 31, 2015 was $15.8 million, compared to net income of $13.0 million for the same period in 2014. The change was primarily attributable to lower revenue, higher operating expenses and unrealized foreign exchange losses recorded in the year ended December 31, 2015.

Conference Call Information

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its 2015 financial results and to provide a business update.

To participate in the call, please dial (855) 779-9075 or (631) 485-4866 for international callers, and provide conference ID number 58271920. The webcast will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our ability to operate in a capital efficient manner, our ability to achieve milestones in both our proprietary and partnered development programs, the design of a Phase 2 clinical trial of XEN801 and anticipated enrollment, the anticipated timing of IND submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities, the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics® discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon,” the Xenon logo, and “Extreme Genetics” are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

XENON PHARMACEUTICALS INC.

Condensed Balance Sheets

(Expressed in thousands of U.S. dollars)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents and marketable securities	$58,651	$84,041
Other current assets	2,215	901
Other assets	3,083	2,476
Total assets	$63,949	$87,418

Liabilities
Current liabilities:
Accounts payable and accrued expenses	2,625	2,664
Deferred revenue	157	11,622
Non-current liabilities	133	353
Total liabilities	$2,915	$14,639

Shareholders’ equity	$61,034	$72,779
Total liabilities and shareholders’ equity	$63,949	$87,418

XENON PHARMACEUTICALS INC.

Condensed Statements of Operations

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenue:
Collaboration revenue	$15,573	$28,366	$27,352
Royalties	4	4	4
	15,577	28,370	27,356
Operating expenses:
Research and development	15,152	11,768	12,303
General and administrative	9,786	5,496	5,341
	24,938	17,264	17,644
Income (loss) from operations	(9,361)	11,106	9,712
Other income (expense)	(6,391)	1,912	2,320
Net income (loss)	(15,752)	13,018	12,032
Net income attributable to participating securities	—	—	8,199
Net income (loss) attributable to common shareholders	$(15,752)	$13,018	$3,833

Net income (loss) per common share:
Basic	$(1.10)	$4.11	$2.87
Diluted	$(1.10)	$3.28	$1.91
Weighted-average shares outstanding:
Basic	14,281,837	3,165,572	1,337,662
Diluted	14,281,837	3,963,797	2,009,106

Investor/Media Contact:

Jodi Regts
Senior Director, Corporate Affairs
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com